The McCall Law Firm, PC
14275 Midway Rd.
Suite 220
Addison, Texas 75001
(972) 687-9071
(817) 533-5330 fax

January 5, 2010

Charles Herlocher
President
Global Condiments, Inc.
415 E. Calder Way
State College, PA 16801

RE:	Global Condiments, Inc., a Nevada corporation
Registration Statement on Form SB-1

Dear Mr. Herlocher:

               As the sole director, officer and majority shareholder of Global Condiments, Inc.,  (the “Corporation”), you have requested my opinion as special securities counsel for the Corporation with regard to the issuance of its Common Stock, par value $0.001 per share (the “Common Stock”), upon organization and pursuant to a public offering of a maximum of not more than 666,667 shares and a minimum of not less than 80,000 shares, at a price of $0.75 per share.

                I have examined such corporate documents, records and matters of Nevada law as I have deemed necessary for the purposes of this opinion and, based thereon, I am of the opinion that the Shares described in the Registration Statement and authorized for issuance pursuant to the public offering will, upon payment therefore, constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation under the applicable corporate laws of the State of Nevada.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my firm in the Prospectus under the caption “Legal Matters”.

Sincerely,

The McCall Law Firm, P.C.

/s/ Victor L. McCall
Victor L. McCall
Attorney at Law